                                  EXHIBIT 11
                                  ----------


            STATEMENT REGARDING COMPUTATION OF PER SHARE EARNINGS



                                                   Year Ended
                                       -------------------------------------
                                         Oct. 1       Oct. 2       Oct. 3
                                          1995         1994         1993
                                       ----------   ----------    ----------
Weighted average shares outstanding    12,079,411   11,260,965    11,212,393
Common Stock equivalents:
  Stock options                           284,660       99,022        78,694
                                       ----------    ---------    ----------

               TOTAL *                 12,364,071   11,359,987    11,291,087
                                       ==========   ==========    ==========

Net Income (in thousands)              $    7,203   $    5,756    $    4,163
                                       ==========   ==========    ==========

Earnings Per Common Share              $      .58   $      .51    $      .37
                                       ==========   ==========    ==========


* Adjusted to reflect the stock split paid on February 28, 1995.
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